EXHIBIT 10.26

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made this 28th day of March 2014, by and between Envision Solar International, Inc., a Nevada corporation (the “Company”) and GreenCore Capital, LLC, a Delaware limited liability company (“Consultant”), with respect to the following facts:

R E C I T A L S

WHEREAS, Company is engaged in the business of designing, developing, commercializing, manufacturing, marketing, selling, configuring and installing sophisticated, architecturally appealing solar power generating equipment, electric charging stations, and other environmentally responsible products and technologies.

WHEREAS, Consultant is engaged in the business of providing consulting services in the areas set forth in Exhibit A to this Agreement (collectively, the “Services”).

WHEREAS, Consultant is desirous of acting as an independent consultant to the Company by providing the services to the Company in accordance with the terms of this Agreement.

WHEREAS, Jay S. Potter is the principal owner and sole manager of the Consultant and will be the primary provider of the Services.

WHEREAS Company and Consultant have previously entered into agreements and hereby intend to cancel all previous agreements in favor of this agreement

WHEREAS, Kevin G Davis is an associate of Jay Potter who will aid in the provision of the Services from time to time and will be provided an email address by the Company for the sole and exclusive purpose of providing such Services.

W I T N E S S E T H

NOW THEREFORE, for and in consideration of the foregoing recitals and the mutual promises, representations and covenants contained herein,

IT IS AGREED as follows:

1.            Appointment of Consultant. The Company hereby appoints Consultant to provide the Services to the Company on a non exclusive basis.

2.            Consultant Responsibilities. The Consultant, as an independent contractor, will be responsible for, among other things, the items set forth in Exhibit A to this Agreement.

3.            Consultant Covenants and Agreements. The Consultant further agrees and understands as a part of this Agreement, as follows:

(a)                 Consultant hereby covenants and agrees to maintain in confidence all Confidential Information in trust for the Company, its successors and assigns. During the term of this Agreement and at any and all times following the termination of this Agreement, Consultant covenants and agrees not to directly or indirectly, for or on behalf of any person, firm, corporation or other entity, misappropriate, use for other than the Company’s benefit, or disclose to anyone outside the Company’s organization any Confidential Information without the prior written consent of the Company, which consent may be withheld by the Company for any reason or no reason at all. For the purposes of this Agreement, “Confidential Information” means all customer lists, records, financial data, engineering data, trade secrets, business and marketing plans and studies, computer programs and software, strategic plans, formulas, production processes and techniques, tools, applications for patents, designs, models, patterns, drawings, tracings, sketches, blueprints, and all other similar information developed and/or used by Company in the course of its business and which is not known by or readily available to the general public. The parties stipulate that that the Confidential Information is important and affects the successful business conduct of the Company and its goodwill, and that any breach of any term in this Section 3(a) is a material breach of this Agreement.

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(b)                 In further reflection of the Company’s important interests in its proprietary information and its trade, customer, vendor and employee relationships, Consultant agrees that, during the term of this Agreement and during the 12 month period following the termination of Consultant’s Services with Company for any reason, Consultant will not directly or indirectly, for or on behalf of any person, firm, corporation or other entity, (a) interfere with any contractual or other business relationships that Company has with any of its customers, consultants, employees, clients, service providers, lenders or materials suppliers, or (b) solicit or induce any employee of Company to terminate his/her employment relationship with Company. Notwithstanding anything else herein to the contrary, after a termination of this Agreement, Consultant may transact business with clients with whom he had a pre-existing relationship prior to the date of this Agreement, and with any actual or prospective investors and lenders in the Company which Consultant introduced to the Company.

4.            Expense Reimbursement. The Company will reimburse Consultant for the reasonable verifiable travel and other expenses incurred by Consultant in connection with the performance of Consultant’s duties under this Agreement when those expenses have been pre-approved by the Company in advance and in writing. Consultant’s verified reimbursable expenses will be paid by the Company in cash within a reasonable time after presentment by Consultant of an itemized list of invoices describing such expenses. Consultant will submit expense reports to the Company for each month by the fifth day of the following month.

5.            Inventions.

(a)                 Any Inventions, as defined below, developed, made, produced, invented, created, modified, evolved during, or resulting, arising or originating in connection with the performance by the Consultant of its Services under this Agreement will be deemed “work made for hire.” The Company will be the exclusive owner of any such Inventions whether or not such inventions are developed or created by the Consultant independently or in combination with the Company or the Company’s employees. The Consultant covenants and agrees that Consultant will have no interest in or claim to such Inventions pursuant to this Agreement.

(b)                 During the term of this Agreement and at any and all times following the termination of this Agreement, Consultant covenants and agrees not to use or disclose, directly or indirectly, for or on behalf of any person, firm, corporation or other entity, any of the Inventions for any purpose or to any third party without the express prior written approval of Company.

(c)                 For the purposes of this Agreement, “Invention” means, without limitation, any investor lists, customer lists, inventions, formulae, techniques, discoveries, developments, designs, contributions, ideas, improvements, know-how, negative know-how, new machines, manufacturing processes or methods, original writings, software programs, processes, uses, apparatus, compositions of matter, copyrights, trademarks, designs or configurations of any kind, whether or not patentable or registrable under patent, copyright or similar statutes, conceived, made, learned or reduced to practice by Consultant, either alone or jointly with others, or any improvements to any of the above.

6.            Material Breach. In the event of conduct by Consultant involving fraud or bad faith in the performance of its Services for the Company, or in the event of conduct involving fraud or bad faith by the Company, or in the event of a material breach of this Agreement by either party, then the other party may terminate this Agreement immediately upon delivery of written notice of its election to terminate this Agreement to the other party.

7.            Equitable Remedies. Each party acknowledges that it would be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants or provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement will not have an adequate remedy at law. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants or provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, shall be entitled to immediate equitable relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge as a defense that there is an adequate remedy at law. Neither party will be obligated to post a surety or any other bond in order to assert equitable claims or seek equitable remedies under this Agreement.

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8.            Term and Termination. The term of this Agreement will commence on the date first above written and will remain in effect until terminated by either party for any reason or no reason upon providing the other party with thirty (30) days prior written notice of its election to terminate, unless sooner terminated pursuant to Section 7 of this Agreement.

9.            Return of Property. Consultant acknowledges that all documents and materials pertaining to the business of the Company and its subsidiaries and affiliates are the property of the Company, even if made by Consultant. Upon termination, or upon earlier request of the Company, Consultant will return immediately all of the Company’s property, including all such documents and materials in Consultant’s possession and control, and all forms of Confidential Information, as well as address lists, keys, credit cards, and any other items of value. Consultant will not allow any third party to take or use any of the foregoing. Consultant agrees not to remove any Company property from the Company’s premises without express permission. The obligations of Consultant pursuant to the terms herein will survive the termination of this Agreement.

10.           Effect of Termination. The termination of this Agreement for any reason whatsoever will not release or discharge either party hereto from any obligation, debt or liability which may previously have accrued and remains to be performed upon the date of termination.

11.           Independent Contractor. The Consultant will act at all times hereunder as an independent contractor with respect to the Company and not as an employee, partner, agent, or co-venturer of or with the Company. Except as set forth herein, the Company will neither have nor exercise control or direction whatsoever over the operations of the Consultant, and Consultant will neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.

12.           No Agency Created. No agency, employment, partnership or joint venture is intended to be created by this Agreement. Consultant will have no authority as an agent of Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto will refrain from making any representation tending to create an apparent agency, employment, partnership or joint venture relationship between the parties. Neither the Consultant nor any of its employees, agents or subcontractors will have any claim against the Company for any compensation or remuneration other than as specifically provided in this Agreement. Consultant further waives and agrees to indemnify the Company against any claims for vacation pay, sick leave, retirement or pension benefits, social security contributions, worker’s compensation insurance or benefits, disability or unemployment benefits, welfare and pension benefits and obligations of the Consultant under the Employee Retirement Income Security Act of 1974, or other benefits of any kind customarily afforded to any employee. The Consultant acknowledges that it is aware of its obligations to pay payroll, self-employment, income, license, franchise and other taxes relating to its employees, if any, and the Consultant agrees to pay all such taxes as required by law.

13.           Indemnification of Company. Consultant will indemnify and hold harmless the Company from and against any loss, damage, liability, cost, suit, expense, assessment, interest or penalty, including, without limitation, reasonable attorneys’ fees and court costs resulting from Consultant’s failure to comply with the terms of this Agreement.

14.           Indemnification of Consultant. The Company will indemnify and hold harmless Consultant from and against any loss, damage, liability, cost, suit, expense, assessment, interest or penalty, including, without limitation, reasonable attorneys’ fees and court costs resulting from the Company’s failure to comply with the terms of this Agreement.

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15.           Notices. Any notice required or permitted to be given pursuant to this Agreement must be in writing and must be (i) sent by email or facsimile transmission (in which case it will be deemed delivered upon actual receipt), (ii) placed in the United States mail, certified mail, return receipt requested, postage prepaid and addressed as provided in this paragraph (in which case, it will be deemed delivered five (5) days after such mailing), or (iii) personally delivered (in which case it will be deemed delivered upon actual receipt) to:

If to Consultant: The address and telephone number indicated below the signature for the authorized representative of Consultant.

If to Company: The address and telephone number indicated below the signature for the authorized representative of Company.

Any party may, pursuant to written notice in compliance with this paragraph, alter or change the address or the identity of the person to whom any notice is to be sent.

16.           Assignment. This Agreement will not be assigned, pledged or transferred in any way by Consultant without the prior written consent of the Company. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions will be null and void.

17.           Conflicting Agreements. Consultant and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party and that each party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

18.           No Waiver. No terms or conditions of this Agreement will be deemed to have been waived, nor will any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived, and will not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

19.           Binding Arbitration. Any dispute under this Agreement will be resolved by binding arbitration conducted in accordance with the rules and procedures of the American Arbitration Association as they are then in effect in the County of San Diego, State of California. In order to select an arbitrator, each party to the dispute will select an arbitrator of its choice, and those selected arbitrators will then select by mutual agreement a single arbitrator for the proceeding. The decision of the arbitrator shall be final and binding on the parties to this Agreement, and judgment thereon may be entered in the Superior Court for the County of San Diego or any other court having jurisdiction. Each party to this Agreement will advance one-half of the arbitrator’s fees; however, all costs of the arbitration proceeding to enforce this Agreement, including attorneys’ fees and witness expenses, shall be paid by the party against whom the arbitrator rules. It is expressly agreed that the parties to any such arbitration may take discovery as contemplated and provided for by California Code of Civil Procedure §1283.05. Notwithstanding anything herein to the contrary, the parties hereto will not be required to submit a claim to arbitration if the claim is for temporary or preliminary equitable or injunctive relief that could not practicably be heard in a timely fashion through the arbitration process.

20.           Choice of Law and Venue. This Agreement will be governed by the laws of California without giving effect to applicable conflict of laws provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in San Diego County, California.

21.           Attorneys’ Fees. In the event that either party must resort to legal action in order to enforce the provisions of this Agreement or to defend such action, the prevailing party will be entitled to receive reimbursement from the non-prevailing party for all reasonable attorney's fees and all other costs incurred in commencing or defending such action, or in enforcing this Agreement, including but not limited to post judgment costs.

22.           Entire Agreement. This Agreement and the agreements referred to in this Agreement contain the entire agreement of the parties hereto in regard to the subject matter hereof and may not be changed orally but only by a written document signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought.

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23.           Survival of Provisions. In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof will be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions will not in any way be affected or impaired thereby and such remaining provisions will be construed as severable and independent thereof.

24.           Prior Agreements. All prior agreements entered into between Consultant and Company are hereby terminated.

IN WITNESS WHEREOF, the parties to this Agreement hereby execute this Agreement as of the date first above written.

COMPANY: Envision Solar International, Inc.,	CONSULTANT: GreenCore Capital, LLC, a Delaware
a Nevada corporation	limited liability company

By:___________________________	By:___________________________
Desmond Wheatley, Chief Executive Officer	Jay S. Potter, Manager

_____________________________	_____________________________
Street Address	Street Address

_____________________________	_____________________________
City, State, and Zip Code	City, State, and Zip Code

_____________________________	_____________________________
Telephone Number	Telephone Number

_____________________________	_____________________________
Facsimile Number	Facsimile Number

_____________________________	_____________________________
Email Address	Email Address

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Exhibit A

Description of Consulting Services

Consultant is engaged in the business of providing consulting services in the area of financial advisory and analytical services.

Consultant, as an independent contractor, will be responsible for, among other things, the following:

(a)	Advice and consultation with respect to such items as the Company’s business and strategic plans, financing alternatives, financial modeling, and capital requirements;

(b)	Advice and consultation with respect to potential sources of additional financing and capital for the Company to enable it to implement its business plan and conduct its operations;

(c)	Introductions, on a non-exclusive basis, to potential sources of capital and to other parties who can make such introductions;

(d)	Advice and consultation with respect to the structure of potential transactions pursuant to which the Company may obtain financing or additional capital for its business; and

(e)	Advice, consultation and assistance with long-term planning with respect to the Company’s growth and expansion.

Consultant will also assist with the following activities by the Company, under the supervision of the Company’s Chief Executive Officer: (1) product marketing and promotion, (2) lead generation and lead list development for product sales, (3) government communication and scheduling, (4) market research, and (5) ongoing identification of financing and capital sources.

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Exhibit B

Fee Schedule

The Fee for Services performed by the Consultant is as follows: (1) an initial fee of $30,000 in cash and the issuance of 260,000 shares of common stock of the Company payable on or before March 31, 2014, in consideration for Consultant’s work in establishing and initially implementing and managing a marketing program for product sales and sourcing capital and financing for the Company, payable upon the execution of this Agreement by the Company and the Consultant, and (2) for each month in which the Company requests the Services in writing, a monthly flat fee of $9,000 in cash and shares of the Company’s common stock equal in value to $9,000 based on the preceeding five day average closing price at the end of each month, payable and issuable on the 15th day of each month for Services requested by the Company and rendered by the Consultant during the period from the 15th day of the previous month to the 15th day of the current month, for a Service Period commencing on March 17, 2014 and ending on September 15, 2014, with the first payment of cash and stock due on April 15, 2014. Based on performance, the Consultant may earn a bonus worth up to $10,000 at the termination or conclusion of the contract on September 15, 2014. From time to time and based upon the current requirements of the Company, the Company and the Consultant may elect to extend the Service Period for further months on an as needed basis.

During the term of this Agreement and for a period of two (2) years after the termination of this Agreement for any reason, Consultant will also be entitled to be paid a commission on the sale of Company products to customers that he introduces and participates in the selling process as detailed below. These commissions are to be paid to Consultant no later than thirty (30) days from the Company’s receipt of good funds from the customers. The commission schedule is tiered or laddered to account for the various possible roles by Consultant. The commission rate will be determined on a case by case basis determined on the introduction of each prospect at the discretion of the CEO.

(a)	5% of the gross revenue receipts received and accepted by the Company, less refunds, charge backs and returns, for product sales that close during the term of this Agreement and two years beyond for a sale completed by the Consultant that did not require more than the Company’s contribution of existing standard marketing materials.

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(b)	2% of the gross revenue receipts received and accepted by the Company less refunds, charge backs and returns, for product sales that close during the term of this Agreement and two years beyond for a for product sales that are completed by the Consultant and include the assistance of a Company executive or sales representative who elects to pursue the potential sale.

(c)	1% of the gross revenue receipts received and accepted by the Company, less refunds, charge backs and returns, for product sales that close during the term of this Agreement and one year beyond for a sale that the Consultant is credited for organizing and supporting.

(d)	1% of the gross revenue receipts received and accepted by the Company, less refunds, charge backs and returns, for all repeat product sales that close within six months of an initial sale to a Customer under the conditions described in (a,b&c) of this section.

Any additional Fees for Services earned by Consultant for other Services rendered to the Company after September 15, 2014 will be billed to the Company on a flat Fee basis for specific projects performed by the Consultant as part of its Services for the Company under this Agreement, and the Company will pay the amount of any such invoice in full within fifteen (15) days of the date of the receipt of such invoice, provided, that (a) Consultant notifies the Company in writing in reasonable detail of the scope and nature of the project and the amount of the Fee to be charged for it and that (b) the Company has provided written approval, in advance, to proceed with the project.

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